UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 29, 2012
TORON INC
(Exact name of registrant as specified in its charter)
Nevada	333-165539	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 de La Gauchetiere Street West – 24th Floor, Montreal, Quebec		H3B 4W5
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(514) 448-1508
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 25, 2012, Toron Inc. (the “Company”, “we”, “us”, “our”) entered into a mineral property acquisition agreement (the "Acquisition Agreement") with Glenn Griesbach and 9248-7792 Quebec Inc. (collectively, the "Vendors"), whereby the Company has agreed to acquire from the Vendors an undivided one hundred percent (100%) interest in and to an aggregate of 193 mineral claims located in the Province of Quebec, Canada (the “Claims”).

Pursuant to the terms of the Acquisition Agreement, we agreed to pay to the Vendors, in consideration of an undivided 100% interest in and to the Claims, an aggregate of 8,500,000 shares of our common stock and $40,000 in cash consideration paid in two (2) installments as follows:

                                 i.            $15,000 payable on or before January 31, 2012 and;

                                ii.            an aggregate of 8,500,000 shares of our common stock issued to the Vendors and $25,000 delivered and received pro rata to the Vendors on or before February 29, 2012.

On February 29, 2012 we completed our obligations under the Acquisition Agreement by issuing an aggregate of 8,500,000 shares of our common stock and paying $40,000.  Through the transfer of this consideration we closed the acquisition of the Claims.

The Claims are located in the southern-east part of the Abitibi Greenstone Belt of the Canadian Shield's Superior Province, approximately 40 km northeast of the mining centre of Val D'Or, Quebec. The property is located mainly in Tiblemont and Senneterre townships, with some claims in Courville and Pascalis townships.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORON INC.
/s/ MICHAEL WHITEHEAD
Michael Whitehead
President and Director

Date:	March 9, 2012